EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Fourth Quarter and Full Year 2023 Results and Introduces Full Year 2024 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the fourth quarter and full year 2023.
YEAR END 2023 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2023
Revenues	$4.8	$20.4
Net Income[1]	$1.4	$9.9
Consolidated Adjusted EBITDA[2]	$1.65	$8.8
Distributable Cash Flow[2]	$1.1	$6.5
2024 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2024
Consolidated Adjusted EBITDA[2]	$5.5	-	$6.0
Distributable Cash Flow[2]	$2.9	-	$3.4
RECENT HIGHLIGHTS
•During the three and twelve months ended December 31, 2023, Cheniere generated revenues of approximately $4.8 billion and $20.4 billion, net income1 of approximately $1.4 billion and $9.9 billion, Consolidated Adjusted EBITDA2 of approximately $1.65 billion and $8.8 billion, and Distributable Cash Flow2 of approximately $1.1 billion and $6.5 billion, respectively.
•Full year 2023 Consolidated Adjusted EBITDA2 results are at the high end of the most recent guidance range, and full year 2023 Distributable Cash Flow2 results are above the most recent guidance range.
•Introducing full year 2024 Consolidated Adjusted EBITDA2 guidance of $5.5 billion - $6.0 billion and full year 2024 Distributable Cash Flow2 guidance of $2.9 billion - $3.4 billion.
•Pursuant to Cheniere’s comprehensive capital allocation plan, during the three and twelve months ended December 31, 2023, Cheniere prepaid $50 million and approximately $1.2 billion, respectively, of consolidated long-term indebtedness, repurchased an aggregate of approximately 2.0 million shares and 9.5 million shares of common stock for approximately $339 million and $1.5 billion, respectively, and paid quarterly dividends of $0.435 and $1.62 per share of common stock, respectively.
•From January 1, 2024 through February 16, 2024, Cheniere has repurchased approximately 2.9 million shares for over $450 million, reducing the number of shares outstanding to below 235 million.
•In January 2024, Cheniere declared a dividend with respect to the fourth quarter 2023 of $0.435 per share of common stock, which is payable on February 23, 2024.
___________________________
1 Net income as used herein refers to Net income attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•Cheniere and Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) ceased trading on the NYSE American after market close on February 2, 2024 and commenced trading on the New York Stock Exchange effective at the opening of trading on February 5, 2024. Cheniere and Cheniere Partners continue trading under the symbols “LNG” and “CQP” respectively.
•In November 2023, Cheniere announced that Sabine Pass Liquefaction Stage V, LLC, a subsidiary of Cheniere Partners, entered into a long-term Integrated Production Marketing (“IPM”) gas supply agreement with ARC Resources U.S. Corp., a subsidiary of ARC Resources Ltd., to purchase 140,000 MMBtu per day of natural gas at a price based on the Dutch Title Transfer Facility (“TTF”), less a fixed regasification fee, fixed LNG shipping costs and a fixed liquefaction fee, for a term of approximately 15 years commencing with commercial operations of the first train (“Train 7”) of the SPL Expansion Project (defined below). This agreement is subject to Cheniere Partners making a positive Final Investment Decision (“FID”) with respect to Train 7 of the SPL Expansion Project or Cheniere Partners unilaterally waiving that requirement. The liquefied natural gas (“LNG”) associated with this gas supply, approximately 0.85 million tonnes per annum (“mtpa”), will be marketed by Cheniere Marketing International LLP (“Cheniere Marketing International”).
•In November 2023, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a long-term LNG SPA with Foran Energy Group Co. Ltd. (“Foran”), under which Foran has agreed to purchase up to approximately 0.9 mtpa of LNG from Cheniere Marketing on a free-on-board (“FOB”) basis for 20 years, with deliveries commencing upon the start of commercial operations of the second train (“Train 8”) of the SPL Expansion Project, subject to a positive FID with respect to Train 8 of the SPL Expansion Project or Cheniere unilaterally waiving that requirement.

CEO COMMENT
“The Cheniere workforce’s resolute commitment to excellence delivered once again in 2023, as we generated financial results at or above the high end of our guidance ranges, and significantly advanced our growth projects at both Sabine Pass and Corpus Christi, all while achieving a top decile safety record,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “I am exceptionally proud of our team’s ability to consistently perform at the highest level across all facets of our business, further distinguishing Cheniere in the global market.”

“2024 is off to an excellent start, and we expect to once again deliver financial results above the midpoint of our 9-train run-rate guidance ranges. With the progress we continue to make on our expansion projects at both sites, and our highly-contracted operating platform, our focus is centered on execution across operations, construction, and project development. The structural shift to natural gas is progressing, and the market continues to call for additional reliable, flexible and price-certain LNG from the United States in order to facilitate energy security and environmental priorities the world over. Cheniere’s superior track record on project execution, operational excellence, and commercial reliability only reinforces my confidence in our expansion projects at Sabine Pass and Corpus Christi further enabling the world to realize the energy security and environmental benefits of U.S. LNG.”
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Revenues	$4,823	$9,085	(47)%	$20,394	$33,428	(39)%
Net income[1]	$1,377	$3,937	(65)%	$9,881	$1,428	592%
Consolidated Adjusted EBITDA[2]	$1,650	$3,100	(47)%	$8,771	$11,564	(24)%
LNG exported:
Number of cargoes	169	166	2%	637	638	—%
Volumes (TBtu)	616	601	2%	2,300	2,306	—%
LNG volumes loaded (TBtu)	615	600	2%	2,299	2,308	—%
Net income was approximately $1.4 billion for the three months ended December 31, 2023 as compared to approximately $3.9 billion for the corresponding 2022 period. The unfavorable change was primarily due to changes in fair value of our derivative portfolio (further described below) of approximately $1.1 billion for the three months ended December 31, 2023 (before tax and non-controlling interests) as compared to $3.9 billion of changes in fair value in the corresponding 2022 period, which was partially offset by a lower provision for income tax as well as lower net income attributable to noncontrolling interests during the period.
Net income was approximately $9.9 billion for the twelve months ended December 31, 2023 as compared to approximately $1.4 billion for the corresponding 2022 period. The favorable change was primarily due to changes in fair value of our derivative portfolio (further described below) of approximately $8.0 billion for the twelve months ended December 31, 2023 (before tax and non-controlling interests) as compared to $(5.7) billion of changes in fair value in the corresponding 2022 period, which was partially offset by a higher provision for income tax as well as higher net income attributable to noncontrolling interests during the period.
Consolidated Adjusted EBITDA decreased approximately $1.5 billion and $2.8 billion for the three and twelve months ended December 31, 2023, respectively, as compared to the corresponding 2022 periods. The decreases were due primarily to decreased total margins per MMBtu of LNG delivered driven by lower international gas prices, a higher proportion of volumes sold under long-term contracts and lower total volumes sold into short-term markets. To a lesser extent, the decreases were also driven by lower regasification revenues due to the previously disclosed early termination of one of our terminal use agreements in 2022. The decreases were partially offset by an increased contribution from certain portfolio optimization activities.
Substantially all derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term IPM agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value each reporting period on a mark-to-market basis, but do not currently permit mark-to-market recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of continued moderation of international gas price volatility and declines in international forward commodity curves during the three and twelve months ended December 31, 2023, we recognized $1.3 billion and $7.1 billion, respectively, of non-cash favorable changes in fair value attributable to such positions (before tax and non-controlling interests).
Share-based compensation expenses included in net income totaled $122 million and $250 million for the three and twelve months ended December 31, 2023, respectively, compared to $90 million and $205 million for the three and twelve months ended December 31, 2022, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of December 31, 2023 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of December 31, 2023, our total consolidated available liquidity was approximately $12.1 billion. We had cash and cash equivalents of $4.1 billion, of which $575 million was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $459 million, of which $56 million was held by Cheniere Partners, $1.3 billion of available commitments under the Cheniere Revolving Credit Facility, $1.3 billion of available commitments under the Cheniere Corpus Christi Holdings, LLC (“CCH”) Working Capital Facility, $3.3 billion of available commitments under the CCH Credit Facility, $1.0 billion of available commitments under the Cheniere Partners Revolving Credit Facility, and $720 million of available commitments under the Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility.
Recent Key Financial Transactions and Updates
In November 2023, SPL redeemed $50 million in principal amount of the 2024 SPL Senior Notes with cash on hand.
LIQUEFACTION PROJECTS OVERVIEW
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).

SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with a total production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. In May 2023, certain subsidiaries of Cheniere Partners entered the pre-filing review process with respect to the SPL Expansion Project with the Federal Energy Regulatory Commission (“FERC”) under the National Environmental Policy Act, and in April 2023, a subsidiary of Cheniere Partners executed a contract with Bechtel to provide the Front-End Engineering and Design for the SPL Expansion Project. By the end of the first quarter of 2024, we expect to file an application with the FERC for authorization to site, construct and operate the SPL Expansion Project.
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”). First LNG production from the first train of the CCL Stage 3 Project is currently forecast to be achieved at the end of 2024.
CCL Stage 3 Project Progress as of December 31, 2023:

CCL Stage 3 Project
Project Status	Under Construction
Project Completion Percentage	51.4%(1)
Expected Substantial Completion	2Q/3Q 2025 - 2H 2026
(1) Engineering 83.7% complete, procurement 72.2% complete, subcontract work 66.9% complete and construction 11.1% complete.
CCL Midscale Trains 8 & 9 Project
We are developing two midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”) adjacent to the CCL Stage 3 Project. In March 2023, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project, and in April 2023, filed an application with the Department of Energy (“DOE”) requesting authorization to export LNG to Free-Trade Agreement (“FTA”) and non-FTA countries. In July 2023, we received authorization from the DOE to export LNG to FTA countries.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year 2023 on Thursday, February 22, 2024, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of February 16, 2024, approximately 3,280 cumulative LNG cargoes totaling over 225 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and twelve months ended December 31, 2023, we exported 616 TBtu and 2,300 TBtu, respectively, of LNG from our liquefaction projects. 37 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of December 31, 2023, none of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and twelve months ended December 31, 2023:

(in TBtu)	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2023
Volumes loaded during the current period	615	2,299
Volumes loaded during the prior period but recognized during the current period	29	56
Less: volumes loaded during the current period and in transit at the end of the period	(37)	(37)
Total volumes recognized in the current period	607	2,318
In addition, during the three and twelve months ended December 31, 2023, we recognized 11 TBtu and 35 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues
LNG revenues	$4,585	$8,355	$19,569	$31,804
Regasification revenues	34	477	135	1,068
Other revenues	204	253	690	556
Total revenues	4,823	9,085	20,394	33,428

Operating costs and expenses
Cost of sales (excluding items shown separately below) (2)	1,427	1,471	1,356	25,632
Operating and maintenance expense	459	454	1,835	1,681
Selling, general and administrative expense	178	151	474	416
Depreciation and amortization expense	304	292	1,196	1,119
Other	20	6	44	21
Total operating costs and expenses	2,388	2,374	4,905	28,869

Income from operations	2,435	6,711	15,489	4,559

Other income (expense)
Interest expense, net of capitalized interest	(270)	(346)	(1,141)	(1,406)
Gain (loss) on modification or extinguishment of debt	—	(23)	15	(66)
Interest and dividend income	64	29	211	57
Other income (expense), net	(3)	(3)	4	(50)
Total other expense	(209)	(343)	(911)	(1,465)

Income before income taxes and non-controlling interest	2,226	6,368	14,578	3,094
Less: income tax provision	400	1,221	2,519	459
Net income	1,826	5,147	12,059	2,635
Less: net income attributable to non-controlling interest	449	1,210	2,178	1,207
Net income attributable to common stockholders	$1,377	$3,937	$9,881	$1,428

Net income per share attributable to common stockholders—basic (3)	$5.79	$15.92	$40.99	$5.69
Net income per share attributable to common stockholders—diluted (3)	$5.76	$15.78	$40.72	$5.64

Weighted average number of common shares outstanding—basic	237.8	247.2	241.0	251.1
Weighted average number of common shares outstanding—diluted	239.0	249.5	242.6	253.4

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $1.0 billion and $8.0 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and twelve months ended December 31, 2023, respectively, as compared to $3.8 billion and $(6.0) billion of gains (losses) in the corresponding 2022 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$4,066	$1,353
Restricted cash and cash equivalents	459	1,134
Trade and other receivables, net of current expected credit losses	1,106	1,944
Inventory	445	826
Current derivative assets	141	120
Margin deposits	18	134
Other current assets, net	96	97
Total current assets	6,331	5,608

Property, plant and equipment, net of accumulated depreciation	32,456	31,528
Operating lease assets	2,641	2,625
Derivative assets	863	35
Deferred tax assets	26	864
Other non-current assets, net	759	606
Total assets	$43,076	$41,266

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$181	$124
Accrued liabilities	1,780	2,679
Current debt, net of discount and debt issuance costs	300	813
Deferred revenue	179	234
Current operating lease liabilities	655	616
Current derivative liabilities	750	2,301
Other current liabilities	43	28
Total current liabilities	3,888	6,795

Long-term debt, net of discount and debt issuance costs	23,397	24,055
Operating lease liabilities	1,971	1,971
Finance lease liabilities	467	494
Derivative liabilities	2,378	7,947
Deferred tax liabilities	1,545	—
Other non-current liabilities	410	175

Stockholders’ equity (deficit)
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 277.9 million shares and 276.7 million shares issued at December 31, 2023 and 2022, respectively	1	1
Treasury stock: 40.9 million shares and 31.2 million shares at December 31, 2023 and 2022, respectively, at cost	(3,864)	(2,342)
Additional paid-in-capital	4,377	4,314
Accumulated income (deficit)	4,546	(4,942)
Total Cheniere stockholders’ equity (deficit)	5,060	(2,969)
Non-controlling interest	3,960	2,798
Total stockholders’ equity (deficit)	9,020	(171)
Total liabilities and stockholders’ equity (deficit)	$43,076	$41,266

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of December 31, 2023, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $17.7 billion and $18.8 billion, respectively, including $575 million of cash and cash equivalents and $56 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2023 and 2022 (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income attributable to common stockholders	$1,377	$3,937	$9,881	$1,428
Net income attributable to non-controlling interest	449	1,210	2,178	1,207
Income tax provision	400	1,221	2,519	459
Interest expense, net of capitalized interest	270	346	1,141	1,406
Loss (gain) on modification or extinguishment of debt	—	23	(15)	66
Interest and dividend income	(64)	(29)	(211)	(57)
Other expense (income), net	3	3	(4)	50
Income from operations	$2,435	$6,711	$15,489	$4,559
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	304	292	1,196	1,119
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	(1,085)	(3,910)	(8,026)	5,773
Total non-cash compensation expense (recovery)	(18)	5	96	108
Other	14	2	16	5
Consolidated Adjusted EBITDA	$1,650	$3,100	$8,771	$11,564

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three and twelve months ended December 31, 2023 and forecast amounts for full year 2024 (in billions):

	Three Months Ended December 31,	Twelve Months Ended December 31,	Full Year
	2023	2023	2024
Net income attributable to common stockholders	$1.38	$9.88	$1.6	-	$2.0
Net income attributable to non-controlling interest	0.45	2.18	1.0	-	1.1
Income tax provision	0.40	2.52	0.4	-	0.5
Interest expense, net of capitalized interest	0.27	1.14	1.1	-	1.1
Depreciation and amortization expense	0.30	1.20	1.2	-	1.2
Other expense (income), financing costs, and certain non-cash operating expenses	(1.15)	(8.14)	0.2	-	0.1
Consolidated Adjusted EBITDA	$1.65	$8.77	$5.5	-	$6.0
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	(0.25)	(1.08)	(1.0)	-	(1.0)
Maintenance capital expenditures	(0.08)	(0.24)	(0.2)	-	(0.2)
Income tax	(0.03)	(0.13)	(0.4)	-	(0.5)
Other income (expense)	0.05	0.18	(0.1)	-	0.1
Consolidated Distributable Cash Flow	$1.34	$7.50	$3.8	-	$4.4
Cheniere Partners’ distributable cash flow attributable to non-controlling interest	(0.29)	(0.99)	(0.9)	-	(1.0)
Cheniere Distributable Cash Flow	$1.05	$6.51	$2.9	-	$3.4
Note: Totals may not sum due to rounding.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Consolidated Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.

is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Bernardo Fallas	713-375-5593